Table of Contents

Exhibit 4.04

Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as "[*]". A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

NAPHTHA PURCHASE AND SALE AGREEMENT EXECUTED BY AND BETWEEN PETRÓLEO BRASILEIRO S.A. - PETROBRAS, ON THE ONE PART AND PETROQUÍMICA - UNIÃO S.A. - PQU, ON THE OTHER PART, AS FOLLOWS:

PETRÓLEO BRASILEIRO S.A - PETROBRAS, a mixed-capital company, with its principal place of business in this City, at Avenida República do Chile, 65 – 19th floor, enrolled in the National Register of Legal Entities (CNPJ) under No. 33.000.167/0001-01, hereinafter referred to as PETROBRAS, herein represented by its undersigned legal representative and PETROQUÍMICA UNIÃO S.A. - PQU, with its principal place of business at Avenida Pres. Costa e Silva, 1178, Capuava, in the City of Santo Andre, State of São Paulo, enrolled in CNPJ under No. 61.632.964/0001-47, hereinafter referred to as PQU, herein represented by its undersigned legal representatives, also jointly referred to as PARTIES and severally as PARTY.

WHEREAS PQU is a petrochemical center operating processing units that use naphtha;

WHEREAS in light of the mutual interest in the ongoing supply of naphtha by PETROBRAS to PQU, upon adoption of the rules set out in this Agreement;

NOW THEREFORE, the PARTIES have mutually agreed to enter into this Agreement that shall be governed by the following clauses and conditions:

CLAUSE ONE - PURPOSE

1.1 - PETROBRAS undertakes to sell and deliver to PQU, without exclusivity, during the term set out in CLAUSE EIGHT -TERM, and the latter undertakes to purchase and receive from PETROBRAS, also without exclusivity, the naphtha set out in EXHIBIT I – TECHNICAL SPECIFICATION, which is an integral part hereof, for own its consumption in its industrial units, in the amounts and qualities set out in CLAUSE TWO - VOLUME and CLAUSE THREE – TECHNICAL CHARACTERISTICS and EXHIBIT I, with due regard for the provisions set out herein.

1.2 - PQU undertakes not to sell, assign or transfer in any way to third parties the naphtha acquired from PETROBRAS, thus limiting itself to use it in its processing units in the Petrochemical Center, unless upon prior agreement between the PARTIES.

CLAUSE TWO – VOLUME

2.1. - PQU undertakes to inform in writing to PETROBRAS, on or before December 10th of each contract year, its forecast of naphtha consumption for the subsequent year , and such indication shall be stated between one point seven (1.7) million at least and two (2) million tons at most.

2.1.1 – The volume stated by PQU shall be regarded as a firm order for the year in question, thus constituting a firm commitment of delivery by PETROBRAS  and removal by PQU, with due regard for the provisions of item 2.2, provided that the specifications contained in EXHIBIT I are observed.

2.1.2 – A variation of up to 10% lower shall be accepted by the PARTIES  in the annual volume set out above, without imposition of the penalties stipulated in CLAUSE TEN - PENALTIES.

2.1.3 - Extraordinarily, for the year of 2006, PQU shall inform within 30 days after the date of signature of the Agreement, the aggregate consumption forecast between the second calendar month after signature hereof and the month of December 2006. This volume informed, added to the actual aggregate naphtha consumption by PQU in 2006 until the first month after signature of the Agreement shall be the one taken into account for purposes of annual consumption indication, as set out in item 2.1, for the year of 2006.

2.2 - PETROBRAS shall inform in writing on or before the 12th day of each current month (N) its best estimate of paraffin content in the naphtha to be supplied in months (N) and (N+1), with due regard for the specification contained in EXHIBIT I.

2.3 - PQU shall inform in writing on or before the 15th day of each current month (N), the monthly volumes of naphtha it intends to receive in the six subsequent months (N+1 to N+6) and the following variations at most with regard to the figure previously informed for the same month shall be accepted:

First month (N+1): 5%

Second month (N+2): 15%

Third Month (N+3): 15%

Fourth Month (N+4): Free

Fifth Month (N+5): Free

Sixth Month (N+6): Free

2.3.1 – Should the average paraffinicity informed by PETROBRAS in the current month (N), as per item 2.2, present a variation in excess of 5 percentage points to a lower or higher number, with regard to the amounts informed in the previous month (N-1), on or before the 15th day of the current month (N), PQU may revise its removal schedule for the current month (N) and for the subsequent month (N+1), and may submit a variation of up to 5% of its order made as per item 2.3.

2.3.2 – The maximum variation acceptable for a certain month, unless agreed upon between the PARTIES, from the moment that it occupies position (N+3) until that in which it attains position (N+1), shall be set at fifteen percent (15%), provided that it is not caused by problems related to the supply and quality of the naphtha furnished, also as set out in item 2.3.1, or by force majeure.

2.3.3 – The naphtha delivery schedule shall be previously agreed between the PARTIES and formalized in writing. PETROBRAS shall ensure that the naphtha sending schedule to PQU be made in a manner that the naphtha stock at PQU be maintained between at least thirty-five thousand cubic meters (35,000 m3) and seventy-five thousand cubic meters (75,000 m3 ) at most, provided that PQU operationally makes the necessary tankage available to that end.

2.3.4 – Failure to inform by PQU  or receipt of the notice set out in item 2.3 above not within the term shall entail adoption of the commitment informed in the previous month, without PETROBRAS  being imputed any liability for such fact. This commitment adopted by PETROBRAS shall be computed upon ascertainment of the annual balance sheet, as per CLAUSE TEN -PENALTIES.

2.3.5 - Should PETROBRAS place at the disposal of PQU a volume lower than that of the month’s firm order (N), except for the events of force majeure and/or maintenance, PQU shall have the option to receive, as an additional amount to the month’s firm order (N+1), the difference between the month’s firm order (N) and the volume actually made available in the month (N), for the lowest price valid for months (N) and (N+1).

2.3.6 – Should PQU receives a volume lower than that of the month’s firm order (N), except for the events of force majeure and/or maintenance, PETROBRAS may have the option to invoice and deliver, as an addition amount to the month’s firm order (N+1), the difference between the month’s firm order (N) and the volume actually received in the month (N), for the highest price valid for months (N) and (N+1).

CLAUSE THREE – TECHNICAL CHARACTERISTICS

3.1 – The quality of the naphtha to be supplied by PETROBRAS to  PQU shall de determined by sampling in the tank of the Refinery shipping the product, with due regard for the specifications contained in EXHIBIT I, a document that is an integral and inseparable part hereof.

3.1.1 - PETROBRAS  shall send within twenty-four (24) hours prior to the receipt of pumping by PQU a trial certificate containing the quality of the naphtha to be supplied.

3.2 - PETRO8RAS shall supply the naphtha to PQU in accordance with the technical characteristics stated in EXHIBIT I.

3.2.1 – When the technical characteristics of a given lot of naphtha to be supplied by PETROBRAS fail to meet the provisions contained in EXHIBIT I, PETROBRAS shall submit to PQU in writing prior to the commencement of pumping, a report stating the quality of the product, and acceptance thereof shall be at the sole discretion of PQU.

3.2.1.1 – The naphtha lots offered by PETROBRAS not within the specifications and accepted by PQU in writing shall have their commercial conditions negotiated and may contemplate a discount in the price in relation to the provisions set out in CLAUSE SIX – PRICES AND ADJUSTMENTS.

3.2.1.1.1 – In case of acceptance by PQU of a naphtha lot not within the specifications, PETROBRAS shall be held harmless from any liability that PQU  and/or other consumers supplied thereby may possibly incur, in light of use of such product.

3.2.1.1.2 - In case of contamination by MTBE and methanol, reimbursement shall be made by PETROBRAS as per the technical method set out in EXHIBIT III.

3.2.1.2 The volumes of naphtha not within the specifications, which are offered by PETROBRAS and rejected by PQU shall be deemed not delivered by PETROBRAS  for purposes of the provisions of CLAUSE TEN - PENALTIES.

3.2.2 – Should PQU  receive naphtha with technical characteristics that do not comply with the provisions of EXHIBIT I, without PETROBRAS informing such characteristics prior to pumping, PETROBRAS shall reimburse PQU for the costs ensuing from such naphtha processing, after submission of the amounts with the corresponding calculation charts made by PQU, and the damages shall be limited to those set out in CLAUSE SEVETEEN – LIABILITIES.

3.2.2.1 - PETROBRAS undertakes to review the calculation charts submitted by PQU  within a term of 60 days.

3.2.2.2 – Provided that the costs are technically evidenced and acknowledged by both PARTIES,  reimbursement shall be made within a term of 30 days from the date of acceptance in writing by both PARTIES.

CLAUSE FOUR – MANNER OF DELIVERY, TRANSFER OF OWNERSHIP AND INVOINCING POINT

4.1 – The naphtha delivery to PQU  is exclusively under the responsibility of PETROBRAS.

4.2 – Upon installation of a Measuring Station - EMED - in São Caetano do Sul Terminal, the naphtha shall be deemed delivered to PQU, thus being transferred thereto downstream from point “A” of such Terminal for the naphtha originated from refineries REPLAN, REVAP and RPBC, and resulting from imports and/or cabotage.

4.2.1 When the supply of naphtha originates from RECAP, the naphtha shall be deemed delivered to PQU, thus being transferred thereto downstream from point "A" of such refinery.

4.2.2 – In extraordinary cases, when there is no measuring in São Caetano do Sul Terminal, the naphtha shall be deemed delivered to PQU, thus being transferred thereto downstream from the blocking valve installed in the entrance of the PQU  receiving tank.

4.3 - The naphtha delivered by PETROBRAS to PQU  shall be invoiced by the volumes measured in the São Caetano do Sul Terminal, upon installation of the EMED mentioned in item 4.2, for the naphtha originated from the refineries REPLAN, REVAP and RPBC, and the naphtha resulting from imports and/or cabotage.

4.3.1 – Upon commencement of the operation for invoicing of naphtha delivered to PQU through the EMED in the São Caetano Terminal, all naphtha contained in the pipe stretch from point A of the aforesaid Terminal until the entrance of the PQU  receiving tank shall be invoiced thereto. However, if said pipe stretch is owned by PETROBRAS, the latter shall be liable for preserving the quality and for any possible losses in the transfer of the product, provided that they do not ensue from measuring differences.

4.3.2 – When the naphtha supply originates from RECAP, the invoicing shall be made based upon the volumes measured in such refinery.

4.3.3 – While the provisions of item 4.2 are not implemented, or in case of failure of the EMED to be installed, the naphtha delivered shall be invoiced by the volumes measured at the PQU  tanks.

CLAUSE FIVE - MEASURING

5.1 – The supply of naphtha from PETROBRAS to PQU  shall be made through the REPLAN/PQU, REVAP/PQU, RPBC/PQU, RECAP/PQU  Systems and TEBAR/REVAP/PQU  System.

5.2 –Upon installation of the Measuring Station - EMED - in São Caetano do Sul Terminal, as mentioned in item 4.2, the ascertainment of the volumes of naphtha originated from REPLAN, REVAP and RPBC, and naphtha resulting from imports and/or cabotage shall be made based upon such system, in accordance with the criteria to be defined between the parties through a Contractual Amendment, and PQU  shall be entitled to follow up on such measuring conducted by PETROBRAS  whenever it so wishes.

5.2.1 – When the supply of naphtha originates from RECAP, the invoicing shall be made based upon the measuring conducted in the tanks of such refinery.

5.2.1.1 –RECAP tanks shall have measuring certificates issued by the National Institute of Metrology, Standardization and Industrial Quality - INMETRO, and its measuring instruments shall be gauged based upon the INMETRO traceable standards.

5.2.2 - In extraordinary cases, the ascertainment of the naphtha volumes sent to PQU shall be made by means of measuring carried out in the PQU receiving tanks, monitored by representatives of PETROBRAS.

5.2.2.1 – The PQU  tanks shall have measuring certificates issued by INMETRO, and its measuring instruments shall be gauged based upon the INMETRO traceable standards.

5.3 – The term Measuring Station is understood as a set of equipment composed of meter, tester, filter, deaerator, automatic in line densimeter, and other accessories, thus composing a system intended for in line measuring of the volumes transferred. The measuring for invoicing of naphtha shall be made by turbine type meter with mass and precision totalization set at +/- zero point one percent (0.1%).

5.4 – The gauging of the meters shall be made by PETROBRAS  within periods not in excess of ten (10) days, always upon prior notice to PQU sent at least two (2) days in advance so that the latter be represented at the monitoring of the works if it wishes so.

5.5 – In the absence of a representative of PQU,  PETROBRAS shall conduct such gauging, and PQU  shall not be entitled to any complaint.

5.6 – Whenever the monitoring of the gauging conducted in accordance with the criteria of the Manual of Petroleum Measuring and Sampling, Section 2, Chapter 13: Statistical Aspects of Measuring and Sampling, Section 2 - Methods of Evaluating Meter Proving Data of API states the need, as many additional gauging as necessary shall be made, without a compulsory prior notice to PQU.

5.7 – In any of the situations described in the two previous items, PETROBRAS  shall send to PQU a copy of the gauging report.

5.8 - PQU may request extra gauging upon written justification. Should the official meter be considered adjusted, PQU shall be charged for such gauging.

5.9 – Whenever it so wishes and requests, PQU  shall be entitled to have access to the Measuring Station of PETROBRAS so that through its authorized representatives, accompanied by representatives of PETROBRAS,  it may inspect the operating conditions of the measuring systems of PETROBRAS.

5.10 - The volume calculations at the PETROBRAS  shipment and upon receipt by PQU shall be made in accordance with CNP and INPM Resolution 6-70 of June 25, 1970 - "Oil Products Volumes and Densities Correction Tables".

5.11 – Whenever it so wishes and requests, PETROBRAS shall be entitled to have access to the PQU facilities in order to inspect, through its authorized representatives, accompanied by the representatives of PQU, the measuring conditions of the naphtha received.

5.12 - Whenever it so wishes and requests, PQU  shall be entitled to have access to the PETROBRAS  facilities in order to inspect through its authorized representatives, accompanied by the representatives of PETROBRAS, the measuring conditions of the naphtha shipped.

5.13 – In case of supply of naphtha originated from a Terminal not belonging to PETROBRAS,  PETROBRAS and PQU  shall define the basic criteria for measuring to be used thirty (30) days prior to the start of operation of such supply through said Terminal, by means of a Contractual Amendment to be executed at the time of the aforesaid change.

CLAUSE SIX – PRICES AND ADJUSTMENTS

6.1. For the naphtha produced or imported by PETROBRAS and supplied to PQU, at the delivery point set out in CLAUSE FOUR – MANNER OF DELIVERY, TRANSFER OF OWNERSHIP AND INVOINCING POINT hereof, PQU shall pay to PETROBRAS the amount corresponding to the sum of the following installments:

6.1.1 – the price of the petrochemical naphtha, as set out in EXHIBIT II - "Price Calculation Formula and Term of Validity".

6.1.2 – the fee for using the duct between São Caetano do Sul Terminal is the battery limit of the PQU  Raw Materials Center for transportation of petrochemical naphtha, valued at R$ 0,91/t in August 2005. This fee shall be revised by PETROBRAS  at the time of adjustment of fees by TRANSPETRO, and such adjustments shall be effective from the corresponding ratification.

6.2 – Within three (3) months prior to expiration of the term of validity of the naphtha price calculation formula, as set out in EXHIBIT II, item II.2, the PARTIES  shall initiate renegotiation of this formula.

6.2.1 – Having the term set out in item 6.2 elapsed, and in case of no conclusion with regard to the new price to be adopted for the petrochemical naphtha, PETROBRAS shall maintain the supply of naphtha for other twelve (12) months from expiration of the term of the price agreement set out in item 6.1.1, provided that PQU, at its sole discretion, expresses its intention in writing before termination of the term of validity of the naphtha price formula. Should PQU  fail to express such intention, the agreement shall be terminated and in this event the term set out in Clause 8 shall be null and void.

6.2.2 – Having the event of maintenance of naphtha supply occurred without a new price agreement, as set out in item 6.2.1, PETROBRAS shall inform to PQU  the price of petrochemical naphtha, thus ensuring that the price PF(n) (as defined in EXHIBIT II) shall be the market price of the petrochemical naphtha supplied to the other consumers on the domestic market, duly adjusted to the quality of the naphtha supplied to PQU,  using, for such,  the application of the escalator that is in effect, as set out in EXHIBIT II.

6.2.3 – The same procedures set out in 6.2, 6.2.1 and 6.2.2 shall be adopted in all renegotiations of naphtha price during effectiveness of this Agreement.

CLAUSE SEVEN – INVOICING AND PAYMENT CONDITIONS

7.1 – Whenever requested by PETROBRAS,  PQU undertakes to submit the documents necessary to enable PETROBRAS to make the analysis of the economic and financial performance of PQU, exclusively for credit nature purposes.

7.1 – Should the result of the analysis mentioned in item 7.1 so requires, PQU  undertakes to provide PETROBRAS with bank guarantees to back the payments pertaining to the naphtha supply.

7.2 – The naphtha invoicing shall be made by PETROBRAS,  cash or on credit, as per the option made by PQU, with due regard for the fact that the sale on credit shall depend on the granting of credit by PETROBRA8,  at its own discretion.

7.3 – Invoicing cash shall be made as set out in item 7.3.1. However, when PETROBRAS has a technical possibility, the invoicing cash shall be adopted as per the terms of item 7.3.1.1.

7.3.1 – Under the cash payment condition, PQU shall pay to PETROBRAS on the dates of pumping, the amount calculated based upon the volumes estimated of petrochemical naphtha to be supplied each day.

7.3.1.1 – Upon the possibility of change in the cash payment conditions, PQU shall deposit to PETROBRAS after termination of each measuring period, in accordance with the provisions of CLAUSE FIVE – MEASURING, the amount calculated based upon the petrochemical naphtha volumes supplied.

7.3.2 – The deliveries shall be made upon issuance of cash sale invoices at the price in effect on the date of exit of the petrochemical naphtha in accordance with the provisions of CLAUSE SIX – PRICES AND ADJUSTMENTS.

7.4 – In case of invoicing for payment on credit, the price charged by PETROBRAS cash shall be added by the financial charges transferred by PETROBRAS in the sales of its products on credit, in effect at the time of naphtha delivery and prorated to the period encompassed between the date of invoicing and the date of maturity of the corresponding invoice, the fees of which shall be informed previously to PQU.

7.5 – Within a three business (3) days’ period from receipt of the invoices, PQU  may dispute them if it finds an error. In such event, on or before the date of maturity of the invoices, the PARTIES shall provide by mutual agreement whatever necessary for any correction of the errors found, thus maintaining the term set out for payment of the sum actually payable, and should its error be evidenced, PETROBRAS  may not charge default interest for any delay in the payment of amounts.

7.6 – The payments in arrears shall be subject to the default fee adopted by PETROBRAS at the time of the default. The amount of the default fee adopted by PETROBRAS shall be informed by means of a bank payment slip.

CLAUSE EIGHT -- TERM

8.1 – This Agreement shall be binding on the PARTIES  from the date of its signature and shall be in effect until December 31, 2010, thus being considered tacitly renewed for an additional five (5) years’ period, provided that neither party expresses in writing its intention not to extend it, within at least six (6) months from expiration of the term of validity of the agreement.

8.1.1 Should PETROBRAS  express its intention not to extend the Agreement, it shall be required to maintain it effective for an additional term of one (1) year after termination of the term of effectiveness in order to make it possible for PQU to obtain a new naphtha supplier, upon maintaining the same contractual conditions, except for the provisions referring to the price condition, to which the same criteria set out in subitem 6.2.2 shall apply.

CLAUSE NINE - STOPPAGES

9.1 – In the general stoppages scheduled for maintenance of its facilities set out for periods in excess of five (5) days, the party involved shall inform to the other party in writing the date of commencement and the estimated duration, within at least thirty (30) days. Within such period, the party involved shall inform the other party of any occurrence of cases of force majeure that may lead to a change in the date stated for commencement of the stoppage.

9.2 – Without prejudice to item 9.1 above, PQU undertakes to inform on or before December 10th (tenth) of each year, its best estimate with regard to the general stoppages for the subsequent year.

9.3 - Upon occurrence of problems of an operational nature in the units of one of the parties which result in stoppages estimated for more than (5) five consecutive days, the party involved shall issue a written notice to the other party, mentioning the reason for such stoppage, its initial date and probable duration, as soon as possible.

9.4 - Upon an emergency stoppage, which may cause an interruption in the production and/or receipt of naphtha, the PARTY involved shall compulsorily inform to the other, in writing, the reason for such stoppage and its probable duration, within a maximum term of twenty-four (24) hours from its occurrence or on the subsequent business day if the event occurs on weekends or holiday weekends.

9.5 – In the events of stoppage set out in CLAUSE NINE - STOPPAGES, the PARTIES may negotiate any early delivery and/or receipt of naphtha.

CLAUSE TEN - PENALTIES

10.1 – At the end of every calendar year, and of every possible renewals and extensions as set out in CLAUSE EIGHT - TERM, PQU and PETROBRAS shall jointly prepare a balance sheet to verify the monthly volumes actually delivered/received, thus comparing them against the commitments established in CLAUSE TWO - VOLUME hereof.

10.1.1 – The sum of the monthly supply/receipt commitments may not be lower than the minimum annual limit, as set out in items and subitems 2.1, 2.1.1 and 2.1.2;

10.1.2 – The monthly volumes of naphtha not received by PQU due  to stoppages by PQU as set out in CLAUSE NINE - STOPPAGES, provided that they are duly informed and justified as inevitable, shall be discounted from such balance sheet.

10.1.3 – In the annual balance sheets, the periods related to acts of God or events of force majeure, duly evidenced, as per CLAUSE ELEVEN – FORCE MAJEURE hereof shall be disregarded;

10.2 – Should PETROBRAS,  due to its exclusive fault, fail to supply the volume contracted as set out in CLAUSE TWO - VOLUME, it shall be subject to pay PQU a compensatory fine in an amount corresponding to ten percent (10%) of the result of the multiplication of the volume not supplied by the unit price set out in CLAUSE SIX - PRICES AND ADJUSTMENTS, in effect on the last day of each year in question, excluding taxes.

10.3 - Should PQU,  due to its exclusive fault, fail to remove the volume contracted as per CLAUSE TWO - VOLUME, with due regard for the provisions of items 10.1.2 and 10.1.3, it shall be subject to payment to PETROBRAS of a compensatory fine in an amount corresponding to ten percent (10%) of the result of the multiplication of the volume not removed by the unit price set out in CLAUSE SIX - PRICES AND ADJUSTMENTS, in effect on the last day of each year in question, excluding taxes.

CLAUSE ELEVEN – EVENTS OF FORCE MAJEURE OR ACTS OF GOD

11.1 – The PARTIES shall not be held liable for nonperformance of obligations or losses resulting from events of force majeure or acts of God in the manner set out in article 393 of the Brazilian Civil Code.

11.2 - In the occurrence of an event of force majeure or an act of God that may somehow impair any Clause or condition hereof, the PARTY liable therefor shall notify the other in writing.

11.3 – During the periods of interruption in the supply ensuing from the events typified as force majeure or an act of God, the PARTIES shall bear its corresponding losses separately.

11.4 – The period of suspension of the agreement with interruption of supply ensuing from the events typified as force majeure or an act of God shall be added to the contractual term.

11.5 – If the impeditive reason or the causes thereof last for more than one hundred and eighty (180) consecutive days any of the PARTIES may notify the other in writing for termination of this Agreement, under conditions identical to the ones set out in item 11.3 above.

CLAUSE TWELVE - ADDRESSES

12.1 – The correspondence referring to this Agreement or its performance shall be sent to the addresses stated below, and the Contracting Parties are entitled to state other addresses in writing.

PETROBRAS: Av. República do Chile, 65, 19th floor

           FAX:                      (021) 3224-6342

POST CODE:                  20031-912

           PQU:                     Av.  Presidente Costa e Silva, 1178

           FAX:                     (011) 4478-1502

POST CODE:                  09270-901

CLAUSE – THIRTEEN – TAXES

13.1 - PQU shall undertake the charges of all federal, state and municipal taxes (duties, fees, charges, tax and quasi-tax contributions), including the Tax on Distribution of Goods and Services (ICMS) currently or in the future and legally levied on the sale or transfer of petrochemical naphtha. Should the taxation method be changed and there is a consequent change in the rates or assessment of other taxes on the petrochemical naphtha delivered, the new charges shall always be borne by PQU,  as an additional charge, so as to assure PETRORRAS the same net price to be obtained without occurrence of such changes.

CLAUSE FOURTEEN – REVISION OF CONTRACTUAL CLAUSES

14.1 In case of a supervening and unpredictable situation which may cause excessively burdensome conditions for one of the PARTIES, the aggrieved PARTY may request termination of this Agreement. However, the PARTIES  may maintain this Agreement in effect should they reach an agreement upon negotiation with regard to revision of the contractual conditions or provisions for performance thereof.

14.2 – In case of a supervening, extraordinary, irresistible and unpredictable fact affecting the original economic and financial contractual conditions hereof, the PARTIES shall renegotiate their conditions in order to return to the original arm’s length basis, thus using to that end the evidence submitted by the PARTIES.

14.3 – The interested PARTY  shall notify the other party in writing, stating the reasons supporting the claim and requesting that a meeting be held for commencement of renegotiation of the Agreement, which shall compulsorily be held within fifteen (15) consecutive days at most from the date of receipt of such notice.

14.3.1 During the period of renegotiation, and until new contractual conditions have been agreed upon, supply of naphtha shall observe the contractual terms in effect in this Agreement.

14.3.2 In case of an agreement, the new conditions shall apply from the beginning of the month following the month of call, by means of a contractual amendment.

14.4 – After the Agreement is signed, if a PARTY  incurs in a decrease in its equity, capable of jeopardizing or rendering the provision to which it was bound doubtful, the other party may refuse to observe the provision incumbent thereon, until the former observes what is incumbent thereon or offer sufficient guarantee that it shall observe it.

CLAUSE FIFTEEN - TERMINATION

15.1 – Any of the PARTIES may terminate this Agreement, in the following events:

15.1.1 – When after being notified for nonperformance of any of the Clauses or conditions herein, the defaulting PARTY  fails to adopt within a thirty (30) days’ term from the notice, the necessary measures for correction of the violation committed;

15.1.2 – Bankruptcy, judicial or extrajudicial liquidation decreed or ratified;

15.1.3 – Assignment or transfer in whole or in part without prior written consent of the other PARTY of the rights and obligations attributed herein, except for in case of a company belonging to the same economic group;

15.1.4 - Assignment or offering of guarantee in whole or in part of credits of any kind ensuing or originated from this Agreement, except for in the events of prior written consent of the other PARTY;

15.1.5 – Occurrence of an event of force majeure or an act of God regularly evidenced, which hinders the continuation of this Agreement, pursuant to CLAUSE ELEVEN - EVENTS OF FORCE MAJEURE OR ACTS OF GOD;

15.1.6 – Dissolution of the commercial company of any of the PARTIES,  without prejudice to the provisions of items 15.1.7 and 15.1.8

15.1.7 – Change of corporate type, consolidation, merger, sale, spin-off or any other form of succession that may conflict with the subject matter hereof;

15.1.8 – Change in the corporate structure or change of the company’s purpose that may conflict with the subject matter hereof;

15.1.9 – Ratification of the extrajudicial reorganization plan or granting of judicial reorganization, if PQU  fails to provide sufficient bond to guarantee the performance of the contractual obligations, at the discretion of PETROBRAS.

15.2 – Instead of terminating this Agreement, after the term referred to in item 15.1.1 has elapsed, the aggrieved PARTY  may suspend its performance for the term it deems necessary, so that the defaulting PARTY  remedies the contractual Clause(s) violated.

15.3 – Any forbearance with regard to nonperformance by the PARTIES of the obligations, conditions and terms set out herein shall not entail an amendment to or novation of the provisions agreed on herein.

15.4 – Should the Agreement be terminated, the defaulting PARTY  shall be held liable under the law and the agreement for violation or improper performance hereof and which has caused such termination.

CLAUSE SIXTEEN - MISCELLANEOUS

16.1 – The PARTIES undertake to exert their best efforts to solve the silent cases upon direct understandings between them by mutual agreement, based upon the analogy, habits and general principles of trade.

16.2 – In case of conflict between the terms of this Agreement and its exhibits, the provisions hereof shall always prevail.

16.3 – Any amendment in any way to the terms hereof, also by reason of supervening facts or opportunities imposing review of the preliminary provisions shall only be formalized upon a written amendment.

CLAUSE SEVENTEEN - LIABILITY

17.1 – Irrespective of the provisions of CLAUSE TEN – PENALTIES hereof, the PARTIES shall be held liable for their corresponding contractual breaches, exclusively for direct damages caused to the other PARTY  and except for indirect damages and loss of profits; such liabilities shall be limited to five percent (5%) of the annual amount calculated based upon the volumes supplied in the past twelve (12) months immediately before the date on which the direct damage has occurred and with cash price, excluding taxes, in effect on such date.

17.2 – The PARTIES shall be ensured a right of recourse in case one of them is required to redress under article 927, sole paragraph of the Brazilian Civil Code any damage caused by the other PARTY to third parties, and in such event, the cap set out in the item above shall not apply.

17.2.1 - The amounts actually obtained by a third party in or out-of-court shall be subject to recourse, added by all expenditures involved, such as court costs, fees of counsel, extrajudicial costs, etc.

CLAUSE EIGHTEEN - ASSIGNMENT

18.1 – This Agreement may not be assigned in whole or in part by the PARTIES, without prior written consent of the other PARTY, and it shall be binding on their successors as regards the performance of the obligations.

CLAUSE NINETEEN - CONFIDENTIALITY

19.1 – The terms of this Agreement and all information disclosed by virtue of the terms contained herein shall be afforded confidential treatment and such confidentiality shall last for ten (10) years after termination of the Agreement.

19.2 – Nonperformance of the confidentiality and secrecy obligation shall entail:

19.2.1 – The Termination of this Agreement, if in effect;

19.2.2 – In any event, liability for losses and damages;

19.2.3 – Adoption of legal remedies and applicable sanctions under Law 9,279/96 and other applicable laws;

19.3 – As reasons for exception to the obligation of confidentiality, only the occurrence of the following events of nonperformance shall be deemed legitimate:

19.3.1 – The information already known prior to the arrangements for contracting, irrespective of it being direct or through a legal proceeding;

19.3.2 – There was prior and express consent of PETROBRAS and PQU,  upon authorization of the most important body in charge of the Agreement of both PARTIES, as to the release of the obligation of confidentiality and secrecy;

19.3.3 – The information was provenly obtained by another source legally and lawfully, irrespective of the Agreement;

19.3.4 – Judicial or government order for cognizance of the information, provided that notified forthwith to PETROBRAS or PQU,  prior to the release, and upon request of court secrecy in the judicial and/or administrative handling thereof.

19.4 – Any disclosure on any aspect or information in connection with this instrument shall be conditioned to prior authorization of the PARTIES, except for the mere information of its existence.

CLAUSE TWENTY - REPRESENTATIONS OF THE PARTIES

The PARTIES  hereby represent that:

20.1 – They are cognizant of the rules contained in article 157 of the Brazilian Civil Code, and no fact or obligation that may be typified as an injury is present in this contracting;

20.2 – the provisions assumed are acknowledged thereby as manifestly proportional;

20.3 - The proportionality of the provisions assumed ensue from amounts in effect at the time that this Agreement was executed;

20.4 – They are cognizant of the circumstances and rules guiding this juristic act and have experience in the activities attributed thereto under this Agreement;

20.5 – They exercise their freedom to contract, with due regard for the precepts of public order and the principle of social role of this Agreement, which also meets the principle of economicity, reasonableness and opportunity, thus enabling attainment of the corresponding corporate purposes by the PARTIES and corporate activities, and consequently serving the entire society;

20.6 – They shall always observe the principles of good faith and honesty in the performance of this Agreement, which shall also be present in the negotiation and in the execution hereof;

20.7 – This Agreement is signed upon strict observance of the principles set out in the preceding subitems, and in no event shall it entail in any way abuse of right;

20.8 – In case of annulment of any provision hereof, the remaining contractual provisions shall be valid and so the validity of the juristic act signed herein shall not be affected in its general terms;

20.9 – Upon its signature, this Agreement shall prevail, thus replacing any arrangements whether in writing or orally previously held between the PARTIES with regard to the purpose hereof.

20.10 - The PARTIES undertake to maintain the policy on Industrial Safety, Environment and Occupational Health consistent with the legal rules in effect in Brazil, as well as to maintain a conduct consistent with the principles of social responsibility.

CLAUSE TWENTY-ONE - EXHIBITS

21.1 – The following EXHIBITS are integral parts hereof:

- EXHIBIT I – TECHNICAL SPECIFICATION- EXHIBIT II – PRICE CALCULATION FORMULA AND TERM OF VALIDITY

- EXHIBIT III – REDDRESS FOR CONTAMINATION BY METHANOL AND/OR      MTBE

- EXHIBIT IV - GLOSSARY

21.2 – In case of conflict between the terms of this Agreement and its exhibits, the provisions of this Agreement shall always prevail.

CLAUSE  TWENTY-TWO - JURISDICTION

22.1 - The Central Court in the Judicial District of the Capital of the State of Rio de Janeiro is hereby elected to settle any issues arising out of the performance hereof, with the exclusion of any other court, however privileged it may be.

IN WITNESS WHEREOF, the PARTIES sign this Naphtha Purchase and Sale Agreement, jointly with the witnesses below, in four (4) counterparts of equal content and form, for one sole effect.

Rio de Janeiro, May 17, 2006.

/s/Paulo Roberto Costa
PETRÓLEO BRASILEIRO S.A. – PETROBRAS
Paulo Roberto Costa
Supply Officer

/s/César Tadeu da Silva Barlem
PETROQUÍMICA UNIÃO S.A. – PQU
César Tadeu da Silva Barlem
Superintendent Officer

/s/Marcelo Calil Bianchi
PETROQUÍMICA UNIÃO S.A. – PQU
Marcelo Calil Bianchi
Officer

WITNESSES:
/s/Guilherme Pontes Galvão França	/s/Hermes Potiguara Novazzi
NAME: Guilherme Pontes Galvão França	NAME: Hermes Potiguara Novazzi

Exhibit I - TECHNICAL SPECIFICATION

Characteristics	Unit	Method	Specification
Total sulfur	mg/kg	UOP 357/D4294	500 max (1)
Chloride	mg/kg	N 1975	5 max
Ethanol	mg/kg	N 2448/ N 2736	100 max
Methanol	mg/kg	N 2448/ N 2736	10 max
MTBE	mg/kg	N 2736	50 max
Initial Boiling Point	°C	ASTM D 86	30 min (3)
50% Recovered	°C	ASTM D 86	Annotate
95% Recovered	°C	ASTM D 86	Annotate
Final Boiling Point	°C	ASTM D 86	180 max
Relative Density at 20/4 °C		ASTM D 4052	0.66 to 0.72 (3)
Paraffinic	Volume %	N 2377	55 min (2)
	Mass %	N 2377	Annotate
Naphthenic	Volume %	N 2377	Annotate
	Mass %	N 2377	Annotate
Olefinic	Volume %	N 2377	1.0 max (5)
	Mass %	N 2377	Annotate
Corrosivity to 3h copper @ 50 °C		D130	Annotate
Vapor Pressure@ 37.8 °C	kPa	ASTM D 5191	Annotate

NOTES:

(1)       For petrochemical naphtha produced in REVAP, REPLAN, RPBC and RECAP, the maximum volume shall be of 350 mg/kg.

(2)      Receipt of up to 17 thousand t/month of naphtha with a minim cap of paraffinicity set at a 53% volume shall be allowed by PQU;

(3)      Except for the naphtha produced by RPBC and REDUC, the minimum caps of which may be lower;

(4)      For imported naphtha, the maximum cap of 50 ppb of total plumb mass shall be observed;

(5)   For naphtha produced by RPBC, the maximum olefinic content is set at a 1.5% volume;

(6)   For naphtha imported from origins usually not used by PETROBRAS, PETROBRAS shall consult the supplier about the mercury content in the volume offered. Should there be any risk that such content may be in excess of the cap set at 20 ppb of mercury mass, PETROBRAS shall only confirm the supply upon agreement by PQU,  which shall be consulted beforehand.

Exhibit II – PRICE CALCULATION FORMULA AND TERM OF VALIDITY

II.1 – The price for invoicing of the petrochemical naphtha stipulated in item 6.1.1 of the Agreement shall be calculated as per the following formula:

PF(n) = ((MARA + [*]) + Escalator) x USD

Where:

PF(n): price of invoicing of the petrochemical naphtha in R$/t, cash, excluding taxes, to be adopted in the month that the sale shall occur (month n);

MARA: average of Physical Naphtha daily average pricing in the Northwestern European market (NWE CIF ARA) in the period between the 25th day of the month (n-2) and the 24th of the month (n-1), published by Platt’s in US$/t;

USD = US dollar sale average rate, calculated between the 25th day of the month (n-2) and the 24th of the month (n-1), as published by the Central Bank of Brazil;

Escalator: price adjustment to the naphtha quality, as per item II.2 of this EXHIBIT.

II.2 – Escalator:  price adjustment to the naphtha quality, as stated in item II.1 above, ascertained by applying to the price above the premiums or discounts in US$/t, submitted in the table below, which shall be assessed for each percentage point of the paraffin average content in the volume contained in each lot of naphtha pumped to PQU, in excess of [*]% or lower than [*]%.

Paraffin content (volume %)	Amount (US$/t)
< 55 up to 53 (1)	[*]
< 60 up to 55	[*]
60 up to 70	[*]
> 70 up to 75	[*]
> 75 up to 80	[*]
> 80 up to 82	[*]

(1) Receipt of naphtha below a 55% vol. of paraffinicity capped at 17 thousand t/month.

Calculation of the premium or discount shall be made by adoption of the amounts of the escalator submitted in each bracket of the table above progressively and successively, upon use of the contents of paraffin rounded off to the whole amount immediately before, that is, upon disregard of the decimal figures.

Example of calculation: For a lot with paraffin content = [*]% vol.

Escalator = 5 x 0.5 + [*] x [*] = US$ [*]/t of naphtha

II.2.1 – The average content of paraffin of the naphtha lot delivered to PQU shall be calculated by the weighted average per volume of the paraffin content of the tanks composing the corresponding lot of naphtha, as described in the trial certificate sent to PQU, pursuant to the terms of item 3.1.1.

II.3 – The naphtha price formula set out in EXHIBIT II, item II.1 shall be valid from May 1, 2005 to December 31, 2007.

II.3.1 – Adoption of the paraffin content escalator, as set out in EXHIBIT II, item II.1, shall be valid from the date of signature of this Naphtha Purchase and Sale Agreement until December 31, 2007, date of expiration of the validity of the aforesaid petrochemical naphtha price formula.

II.3.2 – The concept of adoption of the escalator shall be maintained throughout the period of effectiveness hereof, provided that the revisions of the price criteria be agreed upon and except for an express agreement to the contrary between the PARTIES. The escalator parameters shall be revaluated upon every review of the price criteria.

II.3.3 – Within 3 months from the end of every calendar year, PETROBRAS undertakes to exert its best efforts to adjust to a higher amount the minimum contractual limits of paraffinicity for the subsequent years, with a view to reaching the international standard set at a 65% volume.

Exhibit III- REDRESS FOR CONTAMINATION BY METHANOL AND/OR MTBE

III.1 – Redress to PQU for the petrochemical naphtha contamination by methanol and/or MTBE shall observe the calculation-based method submitted by PQU and validated by PETROBRAS/CENPES, upon contamination by MTBE between June 8 and 10, 1999.

III.1.1 - MTBE is transformed into methanol upon crossing the naphtha pyrolysis process at PQU, which is concentrated in the propylene fraction, thus causing problems in the production of polypropylene.

III.1.2 – The contaminated propylene is degraded into GLP and fuel gas, and such costs are considered for redress. Other costs are added to the process upon naphtha contamination by methanol and/or MTBE, such as the consumption of fuel natural gas, water and effluent treatment.

III.2 – The redress to PQU for the naphtha contamination by methanol and/or MTBE considers the following costs and shall be made as follows:

COSTS TO BE REDRESSED
Propylene degraded into GLP
Propylene degraded into fuel gas
Additional fuel gas consumed
Treated water sent to sewage
Treatment of effluents

III.2.1 - Cprop-glp = methanol/MTBE mass x F1 x (Pr PGP-Pr GLP) x USD

Where:

Cprop-glp = costs related to the degradation of polymer grade propylene into GLP, cash, excluding taxes, in R$;

Methanol/MTBE mass = methanol and/or MTBE mass contained in the contaminated naphtha volume, in t;

F1 = factor for calculation of the volume of propylene degraded into GLP, originated in the payment of redress for the contamination described in item III.1. This value is set at 4.60.

Pr PGP = the amount of the international FOB monthly pricing for the contract of polymer grade propylene in the North-American Gulf Coast (USG), in effect in the month contamination, shall occur as published by ICIS LOR, in US$/t.

Pr GPL = (Propane Mont Belvieu x dprop + N-butane Mont Belvieu x dnbut)/2

Propane Mont Belvieu NTET = average of the daily average pricing of the Propane Mont Belvieu NTET in the month of occurrence of the contamination, as published in OPIS, in cents/gal.

dprop = propane relative density at 20/4 °C, with a value set at 0.500.

N-Butane Mont Belvieu NTET = average of the daily average pricing of N-Butane Mont Belvieu NTET in the month of occurrence of the contamination, as published in OPIS, in cents/gal.

dnbut = n-butane relative density at 20/4 °C, with a value set at 0.580.

USD = US dollar sale average rate, calculated between the 1st and the last day of the month of occurrence of contamination, as published by the Central Bank of Brazil.

III.2.2 – Cprop-gas = Methanol/MTBE mass x F2 x ((Pr PGP x USD)-Pr Gas)

Where:

Cprop-gas = costs related to the degradation of polymer grade propylene into fuel gas, cash, excluding taxes, in R$;

Methanol/MTBE mass = methanol and/or MTBE mass contained in the contaminated naphtha volume, in t;

F2 = factor for calculation of the volume of propylene degraded into fuel gas, originated in the payment of redress for the contamination described in item III.1. This value is set at 2.53.

Pr PGP = the amount of the international FOB monthly pricing for the contract of polymer grade propylene in the North-American Gulf Coast (USG), in effect in the month contamination shall occur as published by ICIS LOR, in US$/t.

Pr Gas = price of HLR received by PQU from RECAP in effect in the month contamination shall occur, cash, excluding taxes, in R$/t.

USD = US dollar sale average rate, calculated between the 1st and the last day of the month of occurrence of contamination, as published by the Central Bank of Brazil.

III.2.3 - Cadicgas = Methanol/MTBE mass x F3 x Pr Gas

Where:

Cadicgas = costs related to the additional consumption of fuel gas, cash, excluding taxes, in R$;

Methanol/MTBE mass= methanol and/or MTBE mass contained in the contaminated naphtha volume, in t;

F3 = factor for calculation of the additional fuel gas consumed, originated in the payment of redress for the contamination described in item III.1. This value is set at 3.41.

Pr Gas = price of HLR received by PQU from RECAP in effect in the month contamination shall occur, cash, excluding taxes, in R$/t.

III.2.4. - Caguatrat = Methanol/MTBE mass x F4 x Pr Water

Where:

Caguatrat = costs related to the consumption of treated water sent to sewage, cash, excluding taxes, in R$;

Methanol/MTBE mass = methanol and/or MTBE mass contained in the contaminated naphtha volume, in t;

F4 = factor for calculation of the volume of treated water sent to sewage, originated in the payment of redress for the contamination described in item III.1. This value is set at 52.52.

Pr Water = price of acquisition of treated water by PQU, in effect in the month contamination shall occur, cash, excluding taxes, in R$/t.

III.2.5 - Ceflu  = Methanol/MTBE mass x F5 x Pr Eflu

Where:

Ceflu = costs related to the treatment of effluents resulting from the contamination, cash, excluding taxes, in R$;

Methanol/MTBE mass = methanol and/or MTBE mass contained in the contaminated naphtha volume, in t;

F5= factor for calculation of the volume of effluents treated, originated in the payment of redress for the contamination described in item III.1. This value is set at 52.52.

Pr Eflu = cost for treatment of effluents by PQU  in effect in the month contamination shall occur, cash, excluding taxes, in R$/t.

EXHIBIT IV - GLOSSARY

Contractual Year – Calendar years between the date of signature of the Agreement and December 31, 2010;

Paraffin Content/Paraffinicity – Concentration of open chain saturated hydrocarbons present in naphtha;

Average Paraffinicity - Weighted average of paraffin content in the volumes of naphtha received from several sources of supply;

Trial Certificate – Document containing a set of physical and chemical analysis of the items composing the product specification. Also known as Quality Report.

MTBE – English acronym for Methyl tert-butyl ether;

Point “A” of the São Caetano Terminal = Set of exit valves from which transfer of ownership of products from the São Caetano Terminal is typified;

Point “A” of RECAP = Set of exit valves from which transfer of ownership of products from RECAP is typified;

RECAP - Refinery in Capuava - SP;

REPLAN - Refinery in Paulínia - SP;

REVAE - Henrique Lage Refinery - SP;

REDUC - Duque de Caxias Refinery - RJ;

RPBC - Presidente Bernardes Refinery - SP;

TEBAR - Almirante Barroso Maritime Terminal - SP;

API – American Petroleum Institute;

CNP – National Oil Council;

INPM - National Weights and Measures Institute;

TRANSPETRO - Petrobras Transports S.A.;

PQU General Scheduled Stoppages – Scheduled Stoppages for purposes of maintenance of the PQU units consuming naphtha: Pyrolysis and/or Catalytic Reforming;

PQU Emergency Stoppages – Nonscheduled Stoppages of the PQU units consuming naphtha: Pyrolysis and/or Catalytic Reforming.